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                                                                      EXHIBIT 12

                               CIGNA CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                     1995      1994      1993      1992      1991
                                                    ------    ------    ------    ------    ------
Income from continuing operations before income
  tax.............................................  $  251    $  805    $  165    $  179    $  584
                                                    ------    ------    ------    ------    ------
Fixed charges included in income:
  Interest expense................................     120       121       124       100       106
  Interest portion of rental expense..............      99       102       114       113       123
                                                    ------    ------    ------    ------    ------
       Total fixed charges included in income.....     219       223       238       213       229
                                                    ------    ------    ------    ------    ------
Income available for fixed charges................  $  470    $1,028    $  403    $  392    $  813
                                                    ------    ------    ------    ------    ------
Ratio of earnings to fixed charges................     2.1       4.6       1.7       1.8       3.6
                                                    ======    ======    ======    ======    ======